EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $2.0 Million for Third Quarter of 2010

MOLINE, Ill., Oct. 26, 2010 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $2.0 million for the quarter ended September 30, 2010, or diluted earnings per common share of $0.21 after preferred stock dividends of $1.0 million. By comparison, for the quarter ended June 30, 2010, the Company reported net income of $1.7 million, or diluted earnings per common share of $0.15 after preferred stock dividends of $1.0 million. For the third quarter of 2009, the Company reported net income of $1.6 million, or diluted earnings per common share of $0.12 after preferred stock dividends of $1.0 million. For the nine months ended September 30, 2010, the Company reported net income of $5.0 million compared to net income of $853 thousand for the same period in 2009.

Record Earnings for Third Quarter of 2010

"We are pleased with our bottom-line results," stated Douglas M. Hultquist, President and Chief Executive Officer. "For continuing operations, we reported record earnings for the current quarter. Understanding the economic and regulatory backdrop, these results are a direct testament to our talented team of bankers and our unwavering commitment to our customer relationships."

The Company's net interest income for the current quarter totaled $12.2 million, a 3% decline from the prior quarter, and a 12% decline from the third quarter of 2009. For the nine months ended September 30, 2010, the Company reported net interest income of $37.5 million which is a slight decline from the same period of 2009. Provision for loan/lease losses totaled $1.4 million for the third quarter of 2010, a slight increase over the prior quarter, and a decrease of $2.1 million from the third quarter of 2009. Further, the Company's provision for loan/lease losses for the first nine months of 2010 totaled $4.4 million, a reduction of $8.3 million from the same period in 2009.

Mr. Hultquist added, "We continue to operate in a challenging economic and regulatory environment. Our net interest income has declined with the recent shift in our balance sheet mix. Our overall liquidity position and sources of funding remain strong, while loan and lease demand remains weak throughout our markets. This has resulted in declining loans/leases and increased investment in other shorter term earning assets with lower yields. We continue to focus our efforts on managing the balance sheet to maximize net interest income while minimizing our liquidity risk and interest rate risk."

Nonperforming assets at September 30, 2010 were $59.4 million, up $12.4 million, or 26%, from $47.0 million at June 30, 2010. Nonperforming assets at the end of the quarter increased to 3.29% of total assets versus 2.56% of total assets at June 30, 2010. The large majority of the Company's nonperforming assets consist of nonaccrual loans/leases and other real estate owned. With net charge-offs of $3.1 million for the current quarter and the declining trend in provision for loan/lease losses, the Company's allowance for loan/lease losses to total loans/leases decreased from 1.78% at June 30, 2010 to 1.67% at September 30, 2010.

"We are not pleased with the continued growth in our nonperforming assets," stated Mr. Hultquist. "We continue to place a strong emphasis on improving the quality of our loan/lease portfolio and all assets. Recently, we have seen a strengthening in our core loan portfolio as the level of classified and criticized loans has declined at the three bank charters over the course of the calendar year."

Mr. Hultquist added, "Despite the increase in nonperforming loans/leases in the third quarter, our allowance for estimated losses on loans/leases declined for the second consecutive quarter. The additions to nonaccrual consisted of a few commercial credits which management thoroughly reviewed and identified a strong collateral position that didn't require significant additional specific reserves, or we had already reserved adequate amounts in prior quarters while the loan was still performing. In addition, we reported net charge-offs during the quarter of $3.1 million. The majority of these charge-offs were fully reserved in prior quarters."

During the third quarter of 2010, the Company's total assets declined slightly from $1.84 billion at June 30, 2010 to $1.81 billion at September 30, 2010.  The majority of the decline occurred in the Company's loan/lease portfolio as it decreased $20.8 million, or 2%. The Company's securities portfolio remained flat at $425.0 million. Despite continued expansion of the Company's noninterest-bearing deposits, total deposits declined $33.5 million, or 3%, during the current quarter.

"We've been persistent with our focus on originating quality loans and leases while maintaining our strong liquidity position," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "We originated $96.8 million of new loans/leases to new and existing customers during the current quarter; however, this was outpaced by payments and maturities as we continued to experience weakened loan/lease demand in our markets. Despite the net decrease in total deposits during the third quarter, we've been successful in shifting the mix from brokered and other time deposits to noninterest-bearing deposits which has helped drive down our cost of funds."

Mr. Gipple added, "As evidenced by the issuance of the $2.7 million Series A Subordinated Debt in the first quarter and the successful completion of the $25.0 million private placement of Series E Preferred Stock in the second quarter, the Company is clearly committed to maintaining its strong capital position. As of September 30, 2010, the Company and subsidiary banks continue to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies."

Rockford Bank & Trust Reports Net Income for Third Consecutive Quarter

Rockford Bank & Trust, a de novo bank opened in 2005, recognized net income after provision for loan losses and taxes of $234 thousand for the third quarter of 2010. For the nine months ended September 30, 2010, Rockford Bank & Trust reported net income of $799 thousand which compares favorably to the net loss of $1.9 million realized for the same period of 2009.

Results for the Company's primary subsidiaries for the third quarter of 2010 were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $982.3 million at September 30, 2010, which was a slight decline of $21.9 million, or 2%, from June 30, 2010. The bank's gross loans/leases experienced a net decline of $20.7 million, or 3%, as the economic downturn continued to weaken loan/lease demand. During the quarter, the bank's securities portfolio remained flat at $266.8 million. Despite continued expansion of the bank's noninterest-bearing deposits, the bank's total deposits decreased $19.2 million, or 3%, to $565.0 million at September 30, 2010. The bank has had success growing its correspondent banking business over the calendar year as non-interest bearing correspondent deposits have grown $27.2 million, or 49%, to $82.8 million.  Quad City Bank & Trust realized year-to-date net income of $5.2 million for the nine months ended September 30, 2010, which is a 1% increase over the same period of 2009.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $548.5 million at September 30, 2010, which was a slight decrease of 1% from June 30, 2010. The majority of the decline occurred with the bank's federal funds sold position. As the economic downturn continued to weaken loan demand, Cedar Rapids Bank & Trust's loan portfolio remained nearly flat at $376.7 million. Deposits of $329.1 million reflected a decline of $7.5 million, or 2%, for the quarter. Despite the decline in total deposits, the bank's deposit portfolio experienced a shift from brokered and other time deposits to noninterest-bearing deposits. The bank realized year-to-date net income of $2.5 million for the nine months ended September 30, 2010, which is a significant increase over the $1.4 million of net income from the same period of 2009.

  Rockford Bank & Trust had total assets of $274.9 million at September 30, 2010, which was a decrease of $5.8 million, or 2%, from June 30, 2010. As the economic downturn continued to weaken loan demand, loans experienced a decline of $4.3 million, or 2%, during the third quarter of 2010. The bank's deposits decreased $8.8 million, or 4%, to $196.3 million at September 30, 2010. Despite the decline in total deposits, the bank's portfolio experienced a shift from brokered and other time deposits to demand deposits.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

As of
	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets	$ 1,806,925	$ 1,835,715	$ 1,779,646	$ 1,749,304
Securities	$ 424,768	$ 425,007	$ 370,520	$ 345,875
Total loans/leases	$ 1,189,978	$ 1,210,801	$ 1,244,320	$ 1,241,738
Allowance for estimated loan/lease losses	$ 19,883	$ 21,561	$ 22,505	$ 22,640
Total deposits	$ 1,086,733	$ 1,120,256	$ 1,089,323	$ 1,096,768
Total stockholders' equity	$ 135,523	$ 134,000	$ 125,595	$ 128,492
Common stockholders' equity *	$ 73,422	$ 71,997	$ 67,018	$ 68,349
Common shares outstanding	4,601,094	4,593,924	4,553,290	4,546,990
Book value per common share	$ 15.96	$ 15.67	$ 14.72	$ 15.03
Closing stock price	$ 9.03	$ 9.87	$ 8.35	$ 10.20
Market capitalization	$ 41,548	$ 45,342	$ 38,020	$ 46,379
Market price/book value	56.59%	62.98%	56.73%	67.86%
Full time equivalent employees	345	348	343	343
Tier 1 leverage capital ratio	8.79%	8.63%	8.73%	9.00%

* Includes noncontrolling interests

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	As of
	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans/leases	$ 42,185	$ 36,421	$ 28,742	$ 25,400
Accruing loans/leases past due 90 days or more	3,610	463	89	1,503
Troubled debt restructures - accruing	1,510	147	1,201	--
Other real estate owned	11,976	9,910	9,286	4,994
Other repossessed assets *	89	14	1,071	750
Total nonperforming assets	$ 59,370	$ 46,955	$ 40,389	$ 32,647

Net charge-offs (calendar year-to-date)	$ 7,036	$ 3,924	$ 12,280	$ 7,836

Loan/lease mix:
Commercial and industrial loans	$ 364,489	$ 386,367	$ 403,973	$ 445,096
Commercial real estate loans	577,733	585,921	593,570	551,027
Direct financing leases	84,032	84,030	90,059	88,189
Residential real estate loans	79,763	69,046	70,608	69,578
Installment and other consumer loans	82,269	83,829	84,271	85,844
Deferred loan/lease origination costs, net of fees	1,692	1,608	1,839	2,004
Total loans/leases	$ 1,189,978	$ 1,210,801	$ 1,244,320	$ 1,241,738

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing	$ 237,965	$ 216,529	$ 207,844	$ 189,387
Interest-bearing	848,768	903,727	881,479	907,381
Total deposits	$ 1,086,733	$ 1,120,256	$ 1,089,323	$ 1,096,768

Interest-bearing deposit mix:
Nonmaturity deposits	$ 413,214	$ 419,916	$ 427,927	$ 432,843
Certificates of deposit	354,104	398,903	382,798	400,742
Brokered certificates of deposit	81,450	84,908	70,754	73,796
Total interest-bearing deposits	$ 848,768	$ 903,727	$ 881,479	$ 907,381

* Before December 31, 2009, QCRH excluded repossessed assets from nonperforming assets. QCRH adjusted the amounts reported in the prior periods presented to reflect a consistent comparison. The adjustments did not have a significant impact on loan covenant compliance or other previously presented disclosures.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income	$ 19,740	$ 20,359	$ 22,573	$ 60,576	$ 64,461
Interest expense	7,576	7,828	8,701	23,061	26,744
Net interest income	12,164	12,531	13,872	37,515	37,717
Provision for loan/lease losses	1,434	1,376	3,527	4,414	12,761
Net interest income after provision for loan/lease losses	10,730	11,155	10,345	33,101	24,956
Noninterest income	4,358	3,538	4,117	10,728	11,585
Noninterest expense	12,134	12,215	12,274	36,790	36,001
Net income before taxes	2,954	2,478	2,188	7,039	540
Income tax expense (benefit)	830	678	563	1,900	(561)
Net income	$ 2,124	$ 1,800	$ 1,625	$ 5,139	$ 1,101
Less: Net income attributable to noncontrolling interests	110	63	36	95	248
Net income attributable to QCR Holdings, Inc.	$ 2,014	$ 1,737	$ 1,589	$ 5,044	$ 853

Less: Preferred stock dividends	1,029	1,037	1,031	3,100	2,812
Net income (loss) attributable to QCR Holdings, Inc. common stockholders	$ 985	$ 700	$ 558	$ 1,944	$ (1,959)

Earnings (loss) per share attributable to QCR Holdings, Inc.:
Basic	$ 0.21	$ 0.15	$ 0.12	$ 0.42	$ (0.43)
Diluted ***	$ 0.21	$ 0.15	$ 0.12	$ 0.42	$ (0.43)

Earnings (loss) per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 0.40	$ 0.31	$ (0.86)

AVERAGE BALANCES
Assets	$ 1,840,184	$ 1,859,644	$ 1,746,904	$ 1,831,813	$ 1,705,024
Deposits	$ 1,116,542	$ 1,143,823	$ 1,102,388	$ 1,123,374	$ 1,095,220
Loans/leases	$ 1,195,525	$ 1,225,503	$ 1,228,744	$ 1,217,807	$ 1,220,326
Total stockholders' equity	$ 133,875	$ 130,459	$ 127,834	$ 130,231	$ 122,939
Common stockholders' equity	$ 72,710	$ 70,945	$ 67,728	$ 70,220	$ 69,201

KEY RATIOS
Return on average assets (annualized)	0.44%	0.37%	0.36%	0.37%	0.07%
Return on average common equity (annualized) **	5.42%	3.95%	3.30%	3.69%	-3.77%
Price earnings ratio LTM *	22.34 x	31.84 x	(11.86) x	22.34 x	(11.86) x
Net interest margin (TEY)	2.85%	2.90%	3.40%	2.94%	3.21%
Nonperforming assets / total assets	3.29%	2.56%	1.87%	3.29%	1.87%
Net charge-offs / average loans/leases	0.26%	0.24%	0.28%	0.58%	0.64%
Allowance / total loans/leases	1.67%	1.78%	1.82%	1.67%	1.82%
Efficiency ratio	73.44%	76.02%	68.23%	76.26%	73.02%

* LTM: Last twelve months
** The numerator for this ratio is "Net income (loss) attributable to QCR Holdings, Inc. common stockholders"
*** In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share as the numerator is a net loss.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Trust department fees	$ 803	$ 729	$ 720	$ 2,438	$ 2,139
Investment advisory and management fees	419	472	374	1,326	1,076
Deposit service fees	903	861	844	2,586	2,459
Gain on sales of loans, net	1,110	553	289	1,832	1,374
Securities gains	--	--	719	--	719
Gains (losses) on sales of foreclosed assets, net	(188)	(102)	34	(633)	220
Earnings on cash surrender value of life insurance	353	286	316	974	930
Credit card fees, net of processing costs	35	110	267	231	806
Other	923	629	554	1,974	1,862
Total noninterest income	$ 4,358	$ 3,538	$ 4,117	$ 10,728	$ 11,585

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 6,910	$ 7,068	$ 6,617	$ 20,869	$ 20,463
Professional and data processing fees	1,096	1,126	1,143	3,379	3,426
Advertising and marketing	292	243	251	702	704
Occupancy and equipment expense	1,410	1,365	1,369	4,147	3,963
Stationery and supplies	135	124	131	379	409
Postage and telephone	253	236	268	751	787
Bank service charges	113	110	85	284	241
FDIC and other insurance	887	884	1,235	2,575	3,325
Loan/lease expense	679	411	833	1,659	1,485
Other-than-temporary impairment losses on securities	114	--	--	114	206
Losses on lease residual values	--	--	--	617	--
Other	245	648	341	1,314	991
Total noninterest expense	$ 12,134	$ 12,215	$ 12,273	$ 36,790	$ 36,000

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,598,566	4,591,319	4,546,270	4,587,883	4,536,992
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	21,008	58,094	11,032	29,219	-- *
Adjusted weighted average shares (b)	4,619,574	4,649,413	4,557,302	4,617,102	4,536,992

(a) Denominator for Basic Earnings Per Share
(b) Denominator for Diluted Earnings Per Share.
* In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share as the numerator is a net loss.

ROLLFORWARD OF LENDING/LEASING ACTIVITY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(dollars in thousands)

BALANCE AS OF DECEMBER 31, 2009:	CONSOLIDATED

Commercial and industrial loans	$ 403,973
Commercial real estate loans	593,570
Direct financing leases	90,059
Real estate loans - residential mortgage	70,608
Installment and other consumer loans	84,271
1,242,481
Plus deferred loan/lease origination costs, net of fees	1,839
Total gross loans/leases	$ 1,244,320

ORIGINATION OF NEW LOANS/LEASES:

Commercial and industrial loans	75,327
Commercial real estate loans	62,971
Direct financing leases	18,599
Real estate loans - residential mortgage	74,934
Installment and other consumer loans	11,579
$ 243,410

PAYMENTS/MATURITIES/SALES, NET OF ADVANCES
OR RENEWALS ON EXISTING LOANS/LEASES

Commercial and industrial loans	(114,811)
Commercial real estate loans	(78,808)
Direct financing leases	(24,626)
Real estate loans - residential mortgage	(65,779)
Installment and other consumer loans	(13,581)
$ (297,605)

BALANCE AS OF SEPTEMBER 30, 2010:

Commercial and industrial loans	364,489
Commercial real estate loans	577,733
Direct financing leases	84,032
Real estate loans - residential mortgage	79,763
Installment and other consumer loans	82,269
1,188,286
Plus deferred loan/lease origination costs, net of fees	1,692
Total gross loans/leases	$ 1,189,978

CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President,
           Chief Operating Officer, Chief Financial Officer
          (309) 743-7745